Calgary, October 29, 2021	Exhibit 99.1

Imperial announces third quarter 2021 financial and operating results

•	Third quarter net income of $908 million

•	Strong integrated performance and commodity prices generated cash flow from operating activities of $1,947 million and free cash flow[1] of $1,688 million

•	Highest third quarter production in over 30 years, driven by continued strong production at Kearl

•	Downstream capacity utilization of 94% in the quarter, highest since the fourth quarter of 2018

•	Announced plans to construct a world-class renewable diesel complex at Strathcona refinery

•	Highest quarterly and year-to-date Chemical net income in over 30 years

•	Returned over $500 million in the quarter and over $2 billion year-to-date to shareholders through dividend payments and share repurchases

•	Declared fourth quarter dividend of 27 cents per share

	Third quarter			Nine months
millions of Canadian dollars, unless noted	2021	2020	Δ	2021	2020	Δ
Net income (loss) (U.S. GAAP)	908	3	+905	1,666	(711)	+2,377

Net income (loss) per common share, assuming dilution (dollars)	1.29	-	+1.29	2.31	(0.97)	+3.28

Capital and exploration expenditures	277	141	+136	699	679	+20

Imperial reported estimated net income in the third quarter of $908 million and cash flow from operating activities of $1,947 million, up from net income of $366 million and cash flow from operating activities of $852 million in the second quarter of 2021. Third quarter results reflect increased production and throughput, the absence of significant planned turnaround activity and continued strength in commodity prices.

“Imperial’s strong operational performance enabled the company to capture significant value from the current commodity price environment,” said Brad Corson, chairman, president and chief executive officer. “Combined with our disciplined approach to cost management and capital spending, Imperial generated robust free cash flow¹ of $1,688 million in the quarter.”

Upstream production for the third quarter averaged 435,000 gross oil-equivalent barrels per day, the highest third quarter production in over 30 years. At Kearl, quarterly total gross production averaged 274,000 barrels per day, benefiting from the elimination of its third quarter turnaround and achieving the facility’s second highest-ever quarterly production. At Cold Lake, quarterly gross production averaged 135,000 barrels per day, reflecting continued strong production performance partly offset by the completion of planned maintenance activity.

Following successful completion of the planned turnaround at Strathcona in the second quarter of 2021, overall refinery throughput in the third quarter increased to an average of 404,000 barrels per day with quarterly capacity utilization increasing to 94%. This represents the highest quarterly utilization since the fourth quarter of 2018. In addition, demand for fuel products continued to recover in the third quarter, with petroleum product sales averaging 485,000 barrels per day.

¹ non-GAAP measure - See Attachment VI for definition and reconciliation

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

In August, Imperial announced plans for the construction of a world-class renewable diesel complex at the Strathcona refinery, leveraging blue hydrogen to help Canada meet its low-carbon fuel standards. “The Strathcona renewable diesel project not only demonstrates Imperial’s commitment and support for Canada’s ambition to achieve net-zero by 2050 and transition to lower-emission fuels, but is also expected to generate significant value for our company and shareholders” said Corson.

Chemical third quarter net income was $121 million, the highest quarterly net income in over 30 years. Chemical net income through the first nine months of 2021 was $297 million, exceeding the previous record set in 2018. Chemical results were primarily driven by continued strength in polyethylene margins and strong operating performance.

During the quarter, Imperial returned $508 million to shareholders through dividend payments and share repurchases, with year-to-date shareholder returns now exceeding $2 billion. The company also declared a fourth quarter dividend of 27 cents per share. “The steps the company has taken to increase production, reduce its cost structure and progress sustainability initiatives continue to strategically position Imperial to benefit from market conditions and create long-term value for shareholders,” said Corson.

¹ non-GAAP measure - See Attachment VI for definition and reconciliation

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Third quarter highlights

•	Net income of $908 million or $1.29 per share on a diluted basis, up from $3 million or $0.00 per share in the third quarter of 2020.

•

Cash flows from operating activities of $1,947 million, up from $875 million in the same period of 2020. Cash flows from operating activities excluding working capital¹ of $1,504 million, up from $533 million in the same period of 2020.

•

Capital and exploration expenditures totalled $277 million, up from $141 million in the third quarter of 2020. Full-year 2021 capital and exploration expenditures are now expected to be around $1.1 billion, down from previous guidance of $1.2 billion.

•	The company returned $508 million to shareholders in the third quarter of 2021, including $313 million in share repurchases and $195 million in dividends paid.

•

Production averaged 435,000 gross oil-equivalent barrels per day, up from 365,000 barrels per day in the same period of 2020. Increased production was driven by strong operating performance and the absence of planned turnaround activity compared to the third quarter of 2020. Quarterly production represents the highest third quarter production in over 30 years.

•

Total gross bitumen production at Kearl averaged 274,000 barrels per day (194,000 barrels Imperial’s share), up from 189,000 barrels per day (134,000 barrels Imperial’s share) in the third quarter of 2020 and represents the second highest-ever quarterly production. Higher production is primarily driven by the absence of the prior year outage of a third-party pipeline and impacts associated with planned turnaround activities. As planned, maintenance intervals at Kearl have been extended and the third quarter turnaround was eliminated.

•

Gross bitumen production at Cold Lake averaged 135,000 barrels per day, up from 131,000 barrels per day in the third quarter of 2020. Higher production was primarily driven by continued production optimization and reliability enhancements, partly offset by planned maintenance.

•

The company’s share of gross production from Syncrude averaged 78,000 barrels per day, up from 67,000 barrels per day in the third quarter of 2020. Higher production was primarily driven by the absence of planned turnaround activity in the third quarter of 2020.

•

Syncrude operatorship successfully transferred from Syncrude Canada to Suncor. With the transition completed, additional synergies are expected to be captured, maximizing profitability and improving reliability.

•

Refinery throughput averaged 404,000 barrels per day, up from 341,000 barrels per day in the third quarter of 2020. Capacity utilization was 94 percent, up from 81 percent in the third quarter of 2020 and represents the highest quarterly utilization since the fourth quarter of 2018. Higher throughput was driven by increased demand.

•	Petroleum product sales were 485,000 barrels per day, up from 449,000 barrels per day in the third quarter of 2020. Higher petroleum product sales were mainly due to increased demand.

•

Announced plans to construct a world-class renewable diesel complex at Strathcona refinery. The facility is expected to produce more than 1 billion litres per year of renewable diesel from locally grown feedstocks and has the potential to reduce annual greenhouse gas emissions by about 3 million tonnes compared to conventional fuels. A final investment decision will be based on several factors.

•

Chemical net income of $121 million in the quarter, the highest quarterly net income in over 30 years, up from $27 million in the third quarter of 2020. Chemical net income through the first nine months of 2021 was $297 million, exceeding the previous record set in 2018. Improved results were driven by continued strength in polyethylene margins and strong operating performance.

¹ non-GAAP measure - See Attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED

Operating Results

In early 2020, the balance of supply and demand for petroleum and petrochemical products experienced two significant disruptive effects. On the demand side, the COVID-19 pandemic spread rapidly through most areas of the world resulting in substantial reductions in consumer and business activity and significantly reduced demand for crude oil, natural gas, and petroleum products. This reduction in demand coincided with announcements of increased production in certain key oil-producing countries which led to increases in inventory levels and sharp declines in prices for crude oil, natural gas, and petroleum products.

Through 2021, demand for petroleum and petrochemical products has continued to recover, with each of the company’s sequential quarterly financial results benefiting from stronger prices when compared to the prior quarter. The company continues to closely monitor industry and global economic conditions, including recovery from the COVID-19 pandemic.

Looking beyond the volatility marking recent economic conditions, the company’s annual planning process provides an opportunity to re-affirm the fundamentals of supply and demand that underpin our businesses. Consideration is given to a diverse set of risks and other factors that may influence future energy supply and demand trends, including technological advancements, regulation and government policies, climate change, greenhouse gas restrictions, and other general economic conditions. The company views climate change risks as a global issue that requires collaboration among governments, private companies, consumers and other stakeholders to create meaningful solutions. These should meet the world’s increasing demand for affordable and reliable energy while creating opportunities to transition to a lower carbon future. The variety of potential transition pathways for society to a lower-carbon future, influenced by assumptions regarding economic growth, technology and governmental policy, indicates a wide range of uncertainty for the types and demand levels of energy.

The board of directors evaluates climate change risk in the context of overall enterprise risk, including other operational, strategic, and financial risks. The company considers the interactions among these factors as it pursues a strategy that is resilient to a wide range of potential pathways for society’s energy transition while continuing to grow shareholder value. It takes into account emerging industry and economic conditions and market and government policy uncertainties in developing its strategic plans and longer-term price views as part of its annual business planning process. The company continues to make progress on its greenhouse gas emission reduction plans and efforts to position the company for success in a lower-carbon energy future. It expects to play an important role in providing energy and products that are critical to economic growth while minimizing environmental impacts and supporting society’s ambition to achieve a lower-carbon energy future. The company continues to analyze internal and external scenarios of future energy markets to create a deeper understanding of what resiliency requires and which opportunities could emerge, but the assumptions and outcome of any given scenario or set of scenarios come with a high degree of uncertainty.

To the extent the planning process results in any significant changes to the company’s current development plans for its portfolio, certain assets could be at risk for impairment. The company will complete any required asset recoverability assessments in connection with the preparation and review of the company’s year-end financial statements for inclusion in its 2021 Form 10-K. Until these activities are complete, it is not practicable to reasonably estimate the existence or range of potential future impairments.

IMPERIAL OIL LIMITED

Third quarter 2021 vs. third quarter 2020

The company recorded net income of $908 million or $1.29 per share on a diluted basis in the third quarter of 2021, up from net income of $3 million or $0.00 per share in the same period of 2020.

Upstream recorded net income of $524 million in the third quarter of 2021, compared to a net loss of $74 million in the same period of 2020. Improved results reflect higher realizations of about $730 million and higher volumes of about $350 million. These items were partially offset by higher operating expenses of about $210 million, higher royalties of about $190 million and unfavourable foreign exchange impacts of about $60 million.

West Texas Intermediate (WTI) averaged US$70.52 per barrel in the third quarter of 2021, up from US$40.93 per barrel in the same quarter of 2020. Western Canada Select (WCS) averaged US$57.08 per barrel and US$31.81 per barrel for the same periods. The WTI / WCS differential averaged approximately US$13 per barrel for the third quarter of 2021, up from around US$9 in the same period of 2020.

The Canadian dollar averaged US$0.79 in the third quarter of 2021, an increase of US$0.04 from the third quarter of 2020.

Imperial’s average Canadian dollar realizations for bitumen increased in the quarter, generally in line with WCS. Bitumen realizations averaged $60.44 per barrel in the third quarter of 2021, up from $35.95 per barrel in the third quarter of 2020. The company’s average Canadian dollar realizations for synthetic crude increased generally in line with WTI, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $85.94 per barrel in the third quarter of 2021, up from $50.79 per barrel in the same period of 2020.

Total gross production of Kearl bitumen averaged 274,000 barrels per day in the third quarter (194,000 barrels Imperial’s share), up from 189,000 barrels per day (134,000 barrels Imperial’s share) in the third quarter of 2020. Higher production was primarily driven by the absence of a prior year third-party pipeline outage, market-demand production balancing, and impacts associated with planned turnaround activities.

Gross production of Cold Lake bitumen averaged 135,000 barrels per day in the third quarter, up from 131,000 barrels per day in the same period of 2020.

The company’s share of gross production from Syncrude averaged 78,000 barrels per day, up from 67,000 barrels per day in the third quarter of 2020. Higher production was primarily driven by the absence of the prior year turnaround.

Downstream recorded net income of $293 million in the third quarter of 2021, compared to net income of $77 million in the same period of 2020. Improved results primarily reflect higher margins of about $280 million.

Refinery throughput averaged 404,000 barrels per day, up from 341,000 barrels per day in the third quarter of 2020. Capacity utilization was 94 percent, up from 81 percent in the third quarter of 2020. Higher throughput was driven by increased demand.

Petroleum product sales were 485,000 barrels per day, up from 449,000 barrels per day in the third quarter of 2020. Improved petroleum product sales were mainly due to increased demand.

Chemical net income was $121 million in the third quarter, up from $27 million in the same quarter of 2020, primarily due to higher polyethylene margins.

Corporate and other expenses were $30 million in the third quarter, up from $27 million in the same period of 2020.

Cash flow generated from operating activities was $1,947 million in the third quarter, up from $875 million in the corresponding period in 2020, primarily reflecting higher Upstream realizations and Downstream margins.

IMPERIAL OIL LIMITED

Investing activities used net cash of $259 million in the third quarter, compared with $125 million used in the same period of 2020. Full-year 2021 capital and exploration expenditures are now expected to be around $1.1 billion, down from previous guidance of $1.2 billion.

Cash used in financing activities was $589 million in the third quarter, compared with $166 million used in the third quarter of 2020. Dividends paid in the third quarter of 2021 were $195 million. The per share dividend paid in the third quarter was $0.27, an increase of $0.05 from the same period of 2020. During the third quarter, the company, under its share purchase program, purchased about 9.0 million shares for $313 million, including shares purchased from Exxon Mobil Corporation. In the third quarter of 2020, the company did not purchase any shares under its share purchase program.

The company’s cash balance was $1,875 million at September 30, 2021, versus $817 million at the end of third quarter 2020.

IMPERIAL OIL LIMITED

Nine months highlights

•	Net income of $1,666 million, compared to net loss of $711 million in 2020.

•	Net income per share on a diluted basis was $2.31, compared to net loss per share of $0.97 in 2020.

•	Cash flow generated from operating activities was $3,844 million, compared to $482 million in 2020.

•	Capital and exploration expenditures totalled $699 million, up from $679 million in 2020.

•	Gross oil-equivalent production averaged 423,000 barrels per day, up from 377,000 barrels per day in 2020.

•	Refinery throughput averaged 367,000 barrels per day, up from 334,000 barrels per day in 2020.

•	Petroleum product sales were 442,000 barrels per day, up from 423,000 barrels per day in 2020.

•	Per share dividends declared during the year totalled $0.76, up from $0.66 per share in 2020.

•	Returned $2,002 million to shareholders through dividends and share purchases.

Nine months 2021 vs. nine months 2020

Net income in the first nine months of 2021 was $1,666 million, or $2.31 per share on a diluted basis, compared to a net loss of $711 million or $0.97 per share in the first nine months of 2020.

Upstream recorded net income of $850 million for the first nine months of the year, compared to a net loss of $1,126 million in 2020. Improved results reflect higher realizations of about $2,570 million and higher volumes of about $620 million. These items were partially offset by higher royalties of about $490 million, higher operating expenses of about $490 million, and unfavourable foreign exchange impacts of about $180 million.

West Texas Intermediate averaged US$65.04 per barrel in the first nine months of 2021, up from US$38.10 per barrel in 2020. Western Canada Select averaged US$52.45 per barrel and US$24.72 per barrel for the same periods. The WTI / WCS differential of approximately US$13 per barrel in the first nine months of 2021, was generally in line with the same period of 2020.

The Canadian dollar averaged US$0.80 in the first nine months of 2021, an increase of US$0.06 from 2020.

Imperial’s average Canadian dollar realizations for bitumen increased in the first nine months of 2021, generally in line with WCS. Bitumen realizations averaged $55.30 per barrel, up from $22.24 per barrel in the same period of 2020. The company’s average Canadian dollar realizations for synthetic crude increased generally in line with WTI, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $77.62 per barrel, up from $49.06 per barrel in the same period of 2020.

Total gross production of Kearl bitumen averaged 260,000 barrels per day in the first nine months of 2021 (185,000 barrels Imperial’s share), up from 202,000 barrels per day (143,000 barrels Imperial’s share) in the same period of 2020. Higher production was primarily driven by the absence of prior year production balancing with market demands and the outage of a third-party pipeline.

Gross production of Cold Lake bitumen averaged 139,000 barrels per day in the first nine months of 2021, up from 131,000 barrels per day in the same period of 2020.

During the first nine months of 2021, the company’s share of gross production from Syncrude averaged 68,000 barrels per day, up from 63,000 barrels per day in the same period of 2020.

Downstream net income was $645 million for the first nine months of the year, up from $447 million in the same period of 2020. Results have improved due to higher margins of about $330 million, partially offset by unfavourable foreign exchange impacts of about $120 million.

IMPERIAL OIL LIMITED

Refinery throughput averaged 367,000 barrels per day in the first nine months of 2021, up from 334,000 barrels per day in the same period of 2020. Capacity utilization was 86 percent, up from 79 percent in the same period of 2020. Higher throughput was driven by reduced impacts associated with the COVID-19 pandemic, partially offset by a planned turnaround at Strathcona.

Petroleum product sales were 442,000 barrels per day in the first nine months of 2021, up from 423,000 barrels per day in the same period of 2020. Improved petroleum product sales were mainly due to reduced impacts associated with the COVID-19 pandemic.

Chemical net income was $297 million in the first nine months of 2021, up from $55 million in the same period of 2020, primarily due to higher polyethylene margins.

Corporate and other expenses were $126 million in the first nine months of 2021, up from $87 million in the same period of 2020, mainly due to higher share-based compensation costs.

Cash flow generated from operating activities was $3,844 million in the first nine months of 2021, up from $482 million in the same period of 2020, primarily reflecting higher Upstream realizations and Downstream margins.

Investing activities used net cash of $613 million in the first nine months of 2021, up from $605 million used in the same period of 2020. Full-year 2021 capital and exploration expenditures are now expected to be around $1.1 billion, down from previous guidance of $1.2 billion.

Cash used in financing activities was $2,127 million in the first nine months of 2021, up from $778 million used in the same period of 2020. Dividends paid in the first nine months of 2021 were $518 million. The per share dividend paid in the first nine months of 2021 was $0.71, up from $0.66 in the same period of 2020. During the first nine months of 2021, the company, under its share purchase program, purchased about 38.5 million shares for $1,484 million, including shares purchased from Exxon Mobil Corporation. In the first nine months of 2020, the company purchased about 9.8 million shares for $274 million, including shares purchased from Exxon Mobil Corporation.

At March 31, 2021, due to the termination of transportation services agreements related to a third-party pipeline project, the company recognized a liability of $62 million, previously reported as a contingent liability in Note 10 of Imperial’s Form 10-K. In connection with the same project, commitments under “Other long-term purchase agreements” as reported in Imperial’s Form 10-K decreased by approximately $2.9 billion. The majority of these commitments related to years 2026 and beyond.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, project, predict, target, estimate, expect, strategy, outlook, schedule, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to plans to construct a renewable diesel complex at Strathcona refinery, including expected production, reduction of greenhouse gas emissions, the company’s commitment to Canada’s ambition to achieve net-zero, the ability to generate company and shareholder value, and factors influencing a final investment decision; the company being strategically positioned to benefit from market conditions and create long-term shareholder value; additional synergies expected from transferring Syncrude operatorship to Suncor, and the ability to maximize profitability and improve reliability; the variety of potential transition pathways for society to a lower-carbon future indicating a wide range of uncertainty for types and demand levels of energy; the company’s efforts with respect to climate risk, including the evaluation of climate risk in the context of overall enterprise risk and the ability to pursue a strategy resilient to a wide range of pathways for society’s energy transition while growing shareholder value; progress on greenhouse gas emission reduction plans and efforts to position the company for success in a lower-carbon energy future; and the company’s role in providing products critical to economic growth, minimizing environmental impacts and supporting society’s ambition to achieve a lower-carbon energy future; and full-year capital and exploration expenditures of $1.1 billion for 2021.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; commodity prices, foreign exchange rates and general market conditions; production rates, growth and mix across various assets; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets, including factors influencing a final investment decision for the renewable diesel complex at Strathcona, and any changes in the scope, terms, or costs of such projects as approved; the adoption and impact of new facilities or technologies such as Strathcona’s renewable diesel complex, including on reductions to greenhouse gases; refinery utilization, energy use, greenhouse gas emissions and the availability of locally-sourced and grown feedstock; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets, including the possible shutdown of facilities due to COVID-19 outbreaks; applicable laws and government policies, including restrictions in response to COVID-19; cash generation, financing sources and capital structure; plans to mitigate climate risk and the resilience of company strategy to a range of pathways for society’s energy transition; capital and environmental expenditures; and the company’s ability to effectively execute on its business continuity plans and pandemic response activities could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices and the impact of COVID-19 on demand; availability and allocation of capital; political or regulatory events, including changes in law or government policy such as tax laws, production curtailment and actions in response to COVID-19; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; availability and performance of third-party service providers, including in light of restrictions related to COVID-19; the results of research programs and new technologies, and ability to bring new technologies to commercial scale on a cost-competitive basis; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; environmental risks inherent in oil and gas exploration and production activities; the receipt, in a timely manner, of regulatory and third-party approvals; transportation for accessing markets; operational hazards and risks; cybersecurity incidents, including increased reliance on remote working arrangements and activation of business continuity plans due to COVID-19; currency exchange rates; general economic conditions; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

IMPERIAL OIL LIMITED

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Third Quarter		Nine Months
millions of Canadian dollars, unless noted	2021	2020	2021	2020
Net Income (loss) (U.S. GAAP)
Total revenues and other income	10,233	5,955	25,278	16,355
Total expenses	9,044	5,952	23,106	17,300
Income (loss) before income taxes	1,189	3	2,172	(945)
Income taxes	281	-	506	(234)
Net income (loss)	908	3	1,666	(711)
Net income (loss) per common share (dollars)	1.30	-	2.32	(0.97)
Net income (loss) per common share - assuming dilution (dollars)	1.29	-	2.31	(0.97)

Other Financial Data
Gain (loss) on asset sales, after tax	10	10	34	25

Total assets at September 30			40,875	39,382

Total debt at September 30			5,182	5,189

Shareholders’ equity at September 30			21,209	22,792

Capital employed at September 30			26,412	28,009

Dividends declared on common stock
Total	188	161	544	485
Per common share (dollars)	0.27	0.22	0.76	0.66

Millions of common shares outstanding
At September 30			695.6	734.1
Average - assuming dilution	701.9	736.3	721.1	735.7

IMPERIAL OIL LIMITED

Attachment II

	Third Quarter		Nine Months
millions of Canadian dollars	2021	2020	2021	2020

Total cash and cash equivalents at period end	1,875	817	1,875	817

Operating Activities
Net income (loss)	908	3	1,666	(711)
Adjustments for non-cash items:
Depreciation and depletion	488	409	1,432	1,275
Impairment of intangible assets	-	-	-	20
(Gain) loss on asset sales	(12)	(11)	(39)	(28)
Deferred income taxes and other	(120)	(11)	16	(210)
Changes in operating assets and liabilities	443	342	379	(87)
All other items - net	240	143	390	223
Cash flows from (used in) operating activities	1,947	875	3,844	482

Investing Activities
Additions to property, plant and equipment	(276)	(142)	(684)	(657)
Proceeds from asset sales	15	19	57	68
Loans to equity companies - net	2	(2)	14	(16)
Cash flows from (used in) investing activities	(259)	(125)	(613)	(605)

Cash flows from (used in) financing activities	(589)	(166)	(2,127)	(778)

IMPERIAL OIL LIMITED

Attachment III

	Third Quarter		Nine Months
millions of Canadian dollars	2021	2020	2021	2020

Net income (loss) (U.S. GAAP)
Upstream	524	(74)	850	(1,126)
Downstream	293	77	645	447
Chemical	121	27	297	55
Corporate and other	(30)	(27)	(126)	(87)
Net income (loss)	908	3	1,666	(711)

Revenues and other income
Upstream	4,152	2,303	11,579	5,857
Downstream	9,197	4,406	20,333	12,523
Chemical	477	268	1,309	727
Eliminations / Corporate and other	(3,593)	(1,022)	(7,943)	(2,752)
Revenues and other income	10,233	5,955	25,278	16,355

Purchases of crude oil and products
Upstream	1,902	1,176	5,780	3,338
Downstream	7,745	3,322	16,525	8,987
Chemical	244	157	693	416
Eliminations	(3,593)	(1,021)	(7,946)	(2,766)
Purchases of crude oil and products	6,298	3,634	15,052	9,975

Production and manufacturing
Upstream	1,120	863	3,395	2,855
Downstream	356	335	1,039	1,086
Chemical	49	48	145	157
Eliminations	-	-	-	-
Production and manufacturing	1,525	1,246	4,579	4,098

Selling and general
Upstream	-	-	-	-
Downstream	141	140	416	456
Chemical	21	23	68	69
Eliminations / Corporate and other	18	(13)	85	(26)
Selling and general	180	150	569	499

Capital and exploration expenditures
Upstream	151	78	366	454
Downstream	120	50	308	177
Chemical	2	4	6	15
Corporate and other	4	9	19	33
Capital and exploration expenditures	277	141	699	679

Exploration expenses charged to Upstream income included above	2	2	6	6

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Third Quarter		Nine Months
	2021	2020	2021	2020

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Kearl	194	134	185	143
Cold Lake	135	131	139	131
Syncrude	78	67	68	63
Conventional	8	8	9	12
Total crude oil production	415	340	401	349
NGLs available for sale	1	1	2	2
Total crude oil and NGL production	416	341	403	351

Gross natural gas production (millions of cubic feet per day)	112	144	119	158

Gross oil-equivalent production (a)	435	365	423	377
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Kearl	185	133	178	140
Cold Lake	111	119	112	125
Syncrude	66	67	60	63
Conventional	7	6	8	10
Total crude oil production	369	325	358	338
NGLs available for sale	1	3	1	2
Total crude oil and NGL production	370	328	359	340

Net natural gas production (millions of cubic feet per day)	111	145	118	151

Net oil-equivalent production (a)	389	352	379	365
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	285	192	262	204
Cold Lake blend sales (thousands of barrels per day)	174	167	186	178
NGL sales (thousands of barrels per day) (b)	1	1	-	2

Average realizations (Canadian dollars)
Bitumen (per barrel)	60.44	35.95	55.30	22.24
Synthetic oil (per barrel)	85.94	50.79	77.62	49.06
Conventional crude oil (per barrel)	59.94	29.45	55.49	30.10
NGL (per barrel)	57.16	18.91	45.10	13.06
Natural gas (per thousand cubic feet)	3.88	1.79	3.50	1.72

Refinery throughput (thousands of barrels per day)	404	341	367	334
Refinery capacity utilization (percent)	94	81	86	79

Petroleum product sales (thousands of barrels per day)
Gasolines	250	241	219	217
Heating, diesel and jet fuels	158	137	152	147
Heavy fuel oils	28	26	25	19
Lube oils and other products	49	45	46	40
Net petroleum products sales	485	449	442	423

Petrochemical sales (thousands of tonnes)	203	197	636	573

(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.
(b)	2021 year-to-date NGL sales round to 0.

IMPERIAL OIL LIMITED

Attachment V

		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted (a)
	millions of Canadian dollars	Canadian dollars

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44
Fourth Quarter	(137)	(0.16)
Year	490	0.58

2018
First Quarter	516	0.62
Second Quarter	196	0.24
Third Quarter	749	0.94
Fourth Quarter	853	1.08
Year	2,314	2.86

2019
First Quarter	293	0.38
Second Quarter	1,212	1.57
Third Quarter	424	0.56
Fourth Quarter	271	0.36
Year	2,200	2.88

2020
First Quarter	(188)	(0.25)
Second Quarter	(526)	(0.72)
Third Quarter	3	-
Fourth Quarter	(1,146)	(1.56)
Year	(1,857)	(2.53)

2021
First Quarter	392	0.53
Second Quarter	366	0.50
Third Quarter	908	1.29
Year	1,666	2.31
(a)	Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.

IMPERIAL OIL LIMITED

Attachment VI

Non-GAAP financial measures

Certain measures included in this document are not prescribed by U.S. Generally Accepted Accounting Principles (GAAP). These measures constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G. Reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, and other information required by this regulation have been provided. Non-GAAP measures do not have a standardized definition and as such, may not be directly comparable to measures presented by other companies, and should not be considered a substitute for GAAP financial measures.

Cash flows from (used in) operating activities excluding working capital

Cash flows from (used in) operating activities excluding working capital is the total cash flows from operating activities less the changes in operating assets and liabilities in the period. Management believes it is useful for investors to consider these numbers in comparing the underlying performance of the company’s business across periods when there are significant period-to-period differences in the amount of changes in working capital. Changes in working capital is equal to “Changes in operating assets and liabilities” as disclosed in the company’s Consolidated statement of cash flows and in Attachment II of this document. This measure assesses the cash flows at an operating level, and as such, does not include proceeds from asset sales as defined in Cash flows from operating activities and asset sales in the Frequently Used Terms section of the company’s annual Form 10-K.

	Third Quarter		Nine Months
millions of Canadian dollars	2021	2020	2021	2020
Cash flows from (used in) operating activities	1,947	875	3,844	482

Less changes in working capital
Changes in operating assets and liabilities	443	342	379	(87)
Cash flows from (used in) operating activities excl. working capital	1,504	533	3,465	569

Free cash flow

Free cash flow is cash flow from operating activities less additions to property, plant and equipment and equity company investments plus proceeds from asset sales. This measure is used to evaluate cash available for financing activities (including but not limited to dividends and share purchases) after investment in the business.

	Third Quarter		Nine Months
millions of Canadian dollars	2021	2020	2021	2020
Cash flows from (used in) operating activities	1,947	875	3,844	482

Cash flows from (used in) investing activities
Additions to property, plant and equipment	(276)	(142)	(684)	(657)
Proceeds from asset sales	15	19	57	68
Loans to equity companies - net	2	(2)	14	(16)
Free cash flow	1,688	750	3,231	(123)

IMPERIAL OIL LIMITED

Net income (loss) excluding identified items

Net income (loss) excluding identified items is total net income (loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $100 million in a given quarter. The net income (loss) impact of an identified item for an individual segment may be less than $100 million when the item impacts several segments. Management believes it is useful for investors to consider these figures in comparing the underlying performance of the company’s business across periods when one, or both, periods include identified items. All identified items are presented on an after-tax basis.

There were no identified items in the third quarter or year-to-date 2021 and 2020.

Cash operating costs (cash costs)

Cash operating costs consist of (1) Production and manufacturing, (2) Selling and general and (3) Exploration, from the company’s Consolidated statement of income, and as disclosed in Attachment III of this document. The sum of these income statement lines serve as an indication of cash operating costs and do not reflect the total cash expenditures of the company. This measure is useful for investors to understand the company’s efforts to optimize cash through disciplined expense management.

Reconciliation of cash operating costs
	Third Quarter		Nine Months
millions of Canadian dollars	2021	2020	2021	2020
From Imperial’s Consolidated statement of Income
Total expenses	9,044	5,952	23,106	17,300
Less:
Purchases of crude oil and products	6,298	3,634	15,052	9,975
Federal excise taxes and fuel charge	535	470	1,404	1,290
Depreciation and depletion	488	409	1,432	1,295
Non-service pension and postretirement benefit	11	31	32	91
Financing	5	10	32	46
Total cash operating costs	1,707	1,398	5,154	4,603

Components of cash operating costs
	Third Quarter		Nine Months
millions of Canadian dollars	2021	2020	2021	2020
From Imperial’s Consolidated statement of Income
Production and manufacturing	1,525	1,246	4,579	4,098
Selling and general	180	150	569	499
Exploration	2	2	6	6
Cash operating costs	1,707	1,398	5,154	4,603

Upstream	1,122	865	3,401	2,861
Downstream	497	475	1,455	1,542
Chemicals	70	71	213	226
Corporate/Eliminations	18	(13)	85	(26)
Cash operating costs	1,707	1,398	5,154	4,603

IMPERIAL OIL LIMITED

Unit cash operating cost (unit cash costs)

Unit cash operating costs (unit cash costs) are calculated using total gross oil-equivalent production, and are calculated for the Upstream segment, as well as the major Upstream assets. This measure is useful for investors to understand the expense management efforts of the company’s major assets as a component of the overall Upstream segment. Unit cash operating cost, as used by management, does not directly align with the definition of “Average unit production costs” as set out by the U.S. Securities and Exchange Commission (SEC), and disclosed in the company’s SEC Form 10-K.

	Third Quarter
	2021				2020
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	1,120	425	288	331	863	342	185	279
Selling and general	-	-	-	-	-	-	-	-
Exploration	2	-	-	-	2	-	-	-
Cash operating costs	1,122	425	288	331	865	342	185	279

Gross oil-equivalent production	435	194	135	78	365	134	131	67
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	28.04	23.81	23.19	46.13	25.76	27.74	15.35	45.26
USD converted at the quarterly average forex	22.15	18.81	18.32	36.44	19.32	20.81	11.51	33.95
2021 US$0.79; 2020 US$0.75

	Nine Months
	2021				2020
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	3,395	1,341	802	1,055	2,855	1,187	653	830
Selling and general	-	-	-	-	-	-	-	-
Exploration	6	-	-	-	6	-	-	-
Cash operating costs	3,401	1,341	802	1,055	2,861	1,187	653	830

Gross oil-equivalent production	423	185	139	68	377	143	131	63
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	29.45	26.55	21.13	56.83	27.70	30.29	18.19	48.08
USD converted at the YTD average forex	23.56	21.24	16.90	45.46	20.50	22.41	13.46	35.58
2021 US$0.80; 2020 US$0.74

(a)	Upstream includes Kearl, Cold Lake, Imperial’s share of Syncrude and other.